Exhibit 10.2 - Financing Commitment - Mr. Sam
            NevStar Gaming & Entertainment Corporation
                        3175 West Post Road
                          Cypress Center
                     Las Vegas, Nevada  89118
               (702) 269-1325  FAX:  (702) 269-1326


                          April 27, 1998

Sam Hon
5521 Toyon
San Diego, California 92115

     Re:  Financing Commitment

Dear Mr.  Hon:

This letter is intended to summarize the principal terms of a commitment by Sam Hon ("Lender") to lend to NevStar Gaming & Entertainment Corporation, a Nevada corporation ("NevStar"), the principal sum of up to Two Hundred
Fifty Thousand Dollars ($250,000) (the "Principal Sum") on the terms as forth below (the "Loan"):

     1. Loan Amount. The Lender agrees to lend to NevStar the Principal Sum, which shall bear interest at the greater of (i) the Bank of Hawaii prime rate of interest plus three percent (3%) or (ii) twelve percent (12%).
     The initial advance pursuant to this Agreement shall be net of an origination fee of Two Thousand Five Hundred Dollars ($2,500).

     2. Security. The Loan and a concurrent commitment to loan the same amount on the same terms herein of James D. Meehan (the "Meehan Commitment Letter") shall both be secured by a single deed of trust encumbering NevStar's hotel/casino property under construction in Mesquite, Nevada, in favor of both Lender and James D. Meehnan. Lender acknowledges that the Deed of Trust shall be junior and subordinate to all existing liens in favor of First Credit Bank, PMJ Enterprises, Inc., and Drs. Richard Kelley and Richard Tam.

     3. Advances by the Lender. Lender will advance to NevStar for current and future working capital purposes an amount as needed up to the Principal Sum on twenty (20) days' prior written notice of NevStar to Lender, but no sooner than June 1, 1998 and no later than March 26, 1999. A condition to any advance shall be that NevStar shall possess all gaming licenses required to fully operate the Mesquite Star Hotel and Casino.

          If NevStar elects to take an advance of funds pursuant to either its commitment letter for the principal sum of One Million Dollars ($1,000,000) from Drs. Richard Kelley and Richard Tam dated March 31, 1998 (the "Kelley/Tam Commitment Letter") or the Meehan Commitment Letter, NevStar shall be required to take a pro rata advance of funds pursuant to this Agreement. For purposes of example only, if NevStar elects to take an advance of a total of $500,000, it shall take $250,000 pursuant to the Kelley/Tam Commitment Letter and $125,000 pursuant to each of the Meehan Commitment Letter and this Agreement.

     4. Payment Terms. Interest only shall be payable monthly in arrears. The Principal Sum and all accrued interest thereon shall be due and payable one (1) year from the initial draw date.

     5. Warrants. In consideration for this Loan Commitment, the Lender shall be issued warrants in the form attached hereto as Exhibit "A" to purchase a total of seventeen thousand eight hundred fifty (17,850) shares of NevStar Common Stock at a per share exercise price of $2.00. In addition, for each Fifty Thousand Dollar ($50,000) principal amount advanced pursuant to this commitment, the Lender shall receive an additional seven thousand five hundred (7,500) warrants (or pro rata portion thereof based upon a partial draw of less than Fifty Thousand Dollars ($50,000) rounded to the nearest whole warrant) to purchase shares of NevStar Common Stock at a purchase price of $2.00. All Warrants shall be immediately exercisable for a term of five years and shall include a cashless exercise feature.
     The parties shall use best efforts to structure the additional warrants in a manner to minimize taxation of the Lender.

     6. Documentation. Lender's obligations hereunder are conditioned upon the preparation, execution and perfection of legal documents reasonably satisfactory to the parties and their counsel which shall contain customary representations, warranties and conditions acceptable to Lender.

     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

     8. Governing Law. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles.

     9. Jurisdiction; Services of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     10. Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

     If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                         Sincerely,

                         NEVSTAR GAMING & ENTERTAINMENT
                         CORPORATION, a Nevada corporation


                         By:
                              Michael J. Signorelli
                              Chairman and Chief Executive Officer

     The undersigned hereby acknowledge and agree to the terms and conditions set forth above, as of April 27, 1998.



                         Sam Hon

               [Signature Page to Commitment Letter]

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